BECKSTEAD AND WATTS, LLP
CERTIFIED PUBLIC ACCOUNTANTS

                                                           3340 Wynn Rd., Ste. B
                                                             Las Vegas, NV 89102
                                                                    702.257.1984
                                                                702.362.0540 fax

September 4, 2003

Gary Morgan, CEO
Steven Fellows, CFO
World Information Technology, Inc.
Las Vegas, Nevada

Dear Sirs,

During the course of certain "discovery" procedures which we have performed subsequent to the issuance of our audit report March 14, 2003 on the financial statements for the year ended December 31, 2002, we have become aware of certain deficiencies in the internal control environment of World Information Technology, Inc. (the "Company") which have developed subsequent to our audit of the Company. The deficiencies identified are as follows:

Control of assets

The Company has transferred certain accounts receivables to unknown third parties for "collection" purposes. We have not been able to identify a contractual basis for the transfer. By making the transfer, the Company has a perceived loss in control of collections, identification of the validity of the accounts receivable balance as of December 31, 2002, and the loss of control over cash which belongs to the Company.

Management override

The Company has a perceived loss of inherent management override of control of Company assets by transferring the accounts receivable out of the Company's control. Company management loses the control to aggressively pursue collection of funds due the Company by transferring its collection rights to an unknown third party.

Management accountability

The Company has aggressively prevented us access to certain individuals who have decision-making authority over the Company books and records. We have made repeatedly unsuccessful attempts to discuss certain "issues" with Company management who should have direct knowledge and accountability for the Company books and records.

As a result of the above, we are currently assessing our ability to continue as independent auditors under the current Company environment. As you know, we rely substantially on the inherent controls and accountability by Company management over the Company's financial affairs. We have perceived a significant break-down in management's ability to perform it functions to adequately manage those controls and accountability.

Sincerely,

/s/ Brad Beckstead

--------------------------
G. Brad Beckstead, CPA
Partner